Exhibit 3(a)

CERTIFICATE OF FORMATION
OF ONCOR ELECTRIC DELIVERY COMPANY LLC

This Certificate of Formation of Oncor Electric Delivery Company LLC (the "LLC"), has been duly executed and is being filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C.§ 18-101, etseq.).

(1)	The name of the limited liability company formed hereby is Oncor Electric Delivery Company LLC.

(2)	The address of the registered office of the LLC in the State of Delaware is c/o RL&F Service Corp., One Rodney Square, in the City of Wilmington, County of New Castle, Delaware 19801.

(3)
The name and address of the registered agent for service of process on the LLC in the State of Delaware are RL&F Service Corp., One Rodney Square, in the City of Wilmington, County of New Castle, Delaware 19801.

(4)	The formation of the LLC will be effective at 1:00 p.m. Eastern Time (12:00 p.m. Central Time) on October 9, 2007.

Executed as of this 5th   day of __October__, 2007.

/s/ Jared S. Richardson
Name: Jared Richardson
Authorized Person